UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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Soliciting Material Pursuant to § 240.14a-12

MIDDLEBURG FINANCIAL CORPORATION

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MIDDLEBURG FINANCIAL CORPORATION

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Middleburg Financial Corporation (the "Company") to be held on Thursday, May 17, 2007, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia.

 At the Annual Meeting, you will be asked to elect 11 directors for terms of one year each. You will also be asked to ratify the appointment of independent auditors for 2007. Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

                Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

/s/ Joseph L. Boling

Joseph L. Boling

Chairman and Chief Executive Officer

Middleburg, Virginia

April 9, 2007

MIDDLEBURG FINANCIAL CORPORATION

111 West Washington Street

Middleburg, Virginia 20117

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

___________________

The Annual Meeting of Shareholders (the "Annual Meeting") of Middleburg Financial Corporation (the "Company") will be held on Thursday, May 17, 2007, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, for the following purposes:

1.	To elect 11 directors to serve for terms of one year each expiring at the 2008 annual meeting of shareholders;

2.	To ratify the appointment of the firm of Yount, Hyde & Barbour, P.C. as independent auditors for the Company for the fiscal year ending December 31, 2007; and

3.	To act upon such other matters as may properly come before the Annual Meeting.

Only holders of shares of Common Stock of record at the close of business on March 23, 2007, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Alice P. Frazier

Alice P. Frazier

Executive Vice President and

Chief Financial Officer

April 9, 2007

MIDDLEBURG FINANCIAL CORPORATION

111 West Washington Street

Middleburg, Virginia 20117

PROXY STATEMENT

This Proxy Statement is furnished to holders of the common stock, par value $2.50 per share ("Common Stock"), of Middleburg Financial Corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2007 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 17, 2007, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, and any duly reconvened meeting after adjournment thereof.

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about April 9, 2007 to all shareholders entitled to vote at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

On March 23, 2007, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 4,505,605 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, "Abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in "street name" has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. "Broker shares" that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a "broker nonvote." Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Eleven directors will be elected at the Annual Meeting. John Sherman, who has been a director since 1997, will not stand for re-election. The individuals listed below are nominated by the Board of Directors for election at the Annual Meeting. John C. Lee, IV, Janet A. Neuharth, and Gary R. Shook are standing for election for the first time. Robert C. Gilkison, who had been a director since 1999, passed away on January 5, 2007. Thomas W. Nalls, who had been a director since 1997, resigned in July 2006, and Louis G. Matrone, who had been a director since 2005, resigned in January 2007.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the 11 nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee's age and business experience in the past five years and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Middleburg Bank (the "Bank"), the predecessor to and now a wholly owned subsidiary of the Company. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominees for Election for Terms Expiring in 2008

Howard M. Armfield, 64, has been a director since 1984.

Mr. Armfield is President and owner of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia.

Henry F. Atherton, III, 62, has been in director since 2004.

Mr. Atherton owns and operates a farm in Fauquier County, Virginia.

Joseph L. Boling, 62, has been a director since 1993.

Mr. Boling has been the Chairman and Chief Executive Officer of the Company and the Bank since 1997. From 1993 to 1997, he was President and Chief Executive Officer of the Company and the Bank.

Childs F. Burden, 56, has been a director since 1997.

Mr. Burden is a partner with Secor Group, an investment firm in Washington, D.C.

J. Lynn Cornwell, Jr., 82, has been a director since 1984.

Mr. Cornwell is currently retired. Until 2000, he had served as President and was owner of J. Lynn Cornwell, Inc., a real estate development company in Loudoun County.

John C. Lee, IV, 49, has been a director since November 2006.

Mr. Lee is founder and Chairman and Chief Executive Officer of Lee Technologies, a Fairfax-based technology company established in 1983.

Keith W. Meurlin, 56, has been a director since 2005.

Mr. Meurlin retired as Vice President and Airport Manager of Washington Dulles International Airport in 2005 after 28 years of service. Mr. Meurlin is also a Major General in the Air Force Reserve.

Janet A. Neuharth, 51, has been a director since November 2006.

Ms. Neuharth is founder and President of Paper Chase Farms, a 115-acre full-service equestrian center in Middleburg, Virginia. She serves as Chairman of the National Law Council at Vanderbilt University School of Law.

Gary R. Shook, 46, has been a director since March 2007.

Mr. Shook has served as President of the Company and the Bank since March 2007. From 2005 to 2007, Mr. Shook served as Executive Vice President, Investment Services and Fauquier Community Executive with the Company. From 1995 to 2004, he was Senior Vice President, TFB Wealth Management Services with The Fauquier Bank.

Millicent W. West, 85, has been a director since 1975.

Ms. West has served in many volunteer positions in the Garden Club of America and Garden Club of Virginia.

Edward T. Wright, 69, has been a director since 1972.

Mr. Wright retired as Senior Vice President of the Bank in 1998 after 42 years of service.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Executive Officers Who Are Not Directors

John Mason L. Antrim, 56, has served as President and Chief Executive Officer of the Middleburg Trust Company (formerly known as Tredegar Trust Company), a subsidiary of the Company, since 2001. From 1995 to 2001, he served as Vice President - Trust Administration of Middleburg Trust Company.

Kathleen J. Chappell, 39, has served as Senior Vice President and Chief Accounting Officer since March 2007. From 2005 to 2007, Ms. Chappell was Chief Financial Officer of both the Company and the Bank. From 2004 to 2005, she was Senior Vice President and Controller of the Bank and, from 1997 to 2004, she was Vice President and Controller of the Bank.

Alice P. Frazier, 41, has served as Executive Vice President and Chief Financial Officer since March 2007. From 2004 to 2007, Ms. Frazier was Chief Operating Officer of both the Company and the Bank. From 2001 to 2003, she was Executive Vice President and Chief Financial Officer of both the Company and the Bank and, from 1993 to 2001, she was Senior Vice President and Chief Financial Officer of both the Company and the Bank.

Arch A. Moore, III, 55, has served as Executive Vice President and Senior Loan Officer of the Bank since 2001. From 1995 to 2001, he was Senior Vice President and Senior Loan Officer of the Bank.

James H. Patterson, 66, has served as President of Middleburg Investment Advisors, Inc. (formerly known as Gilkison Patterson Investment Advisors, Inc.), a subsidiary of the Company, since 2001. From 1981 to 2001, he was Executive Vice President of Gilkison Patterson Investment Advisors, Inc. and its predecessor, Kahn Brothers Investment Management Corporation.

Suzanne Withers, 56, has served as Senior Vice President, Human Resources and Organizational Development, of the Company since 2004. From 2002 to 2004, Ms. Withers was a human resource independent contractor. From 1998 to 2001, she was employed with ALCATEL (formerly Newbridge Networks, Inc.) in Chantilly, Virginia as the Vice President Human Resources Management.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth, as of March 6, 2007, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the "Summary Compensation Table" below (the "named executive officers") and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

	Number of	Options Exercisable	Percent of
Name	Shares	Within 60 days(1)	Class (%)

John Mason L. Antrim	7,542	26,650	*
Howard M. Armfield	38,638	--	*
Henry F. Atherton, III	1,400	--	*
Joseph L. Boling	35,900	78,150	2.49%
Childs F. Burden	20,720	--	*
Kathleen J. Chappell	198	650	*
J. Lynn Cornwell, Jr.	8,288	--	*
Alice P. Frazier	10,814	40,900	1.14%
John C. Lee, IV	--	--	*
Keith W. Meurlin	370	--	*
Arch A. Moore, III	495	33,350	*
Janet A. Neuharth	--	--	*
James H. Patterson	60,714	500	1.36%
John Sherman	3,170	--	*
Gary R. Shook	520	--	*
Millicent W. West	457,418	--	10.15%
Suzanne K. Withers	30	--	*
Edward T. Wright	82,480	--	1.83%

Current directors and executive officers as a group (18 persons)	728,697	180,200	19.40%

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
(1)	Amounts reflect shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 6, 2007.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 6, 2007, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company's knowledge, more than five percent of the outstanding shares of Common Stock.

Name and Address	Number of Shares	Percent of Class (%)

Millicent W. West	457,418	10.15

P.O. Box 236

Upperville, Virginia

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during the 2006 year, all filing requirements applicable to its officers and directors were complied with, except that each of Messrs. Atherton, Burden and Wright inadvertently failed to late a report on Form 4 covering the purchase of shares of Common Stock in January 2006 and/or July 2006. Corrective filings will be made.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company's Articles of Incorporation and Bylaws, as amended. Members of the Board are kept informed of the Company's business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that the following 10 individuals of its total 12 members are independent as defined by the listing standards of the Nasdaq Stock Market ("Nasdaq"): Mrs. West and Messrs. Armfield, Atherton, Burden, Cornwell, Lee, Meurlin, Neuharth, Sherman, and Wright. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiary banks conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. All directors not stand for reelection in 2007 were also determined to be independent during 2006.

The Board of Directors considered the following relationship between the Company and certain of its directors to determine whether such director was independent under Nasdaq's listing standards:

•

The Bank purchases insurance policies from Armfield, Harrison & Thomas, Inc., an insurance agency of which Mr. Armfield is President and a part owner. Armfield, Harrison & Thomas, Inc. acts only as agent in the transactions.

Thomas W. Nalls, who was one of our directors until July 2006, Robert C. Gilkison, who was one of our directors until January 2007, and Louis G. Matrone, who was one of our directors until January 2007, were also independent during their service as directors under the criteria above.

Code of Ethics

The Executive Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, and an addendum to the Code of Ethics applicable to all of the Company's executive officers including the Chief Executive Officer, Chief Financial Officer and other principal financial officers. The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. Requests for a copy of the Company's Code of Ethics may be sent to ir@middleburgbank.com or by visiting the Company's website at www.middleburgbank.com.

Board and Committee Meeting Attendance

There were 12 meetings of the Board of Directors in 2006. With the exception of Mrs. West and Messrs. Lee and Sherman, each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2006.

Independent Directors Meeting

Non-employee directors meet periodically outside of regularly scheduled Board meetings. The Company will have a minimum of one meeting of the independent directors in 2007. J. Lynn Cornwell, Jr. serves as "first director" and oversees the meetings.

Committees of the Board

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. During 2006, the Company outsourced the majority of its internal audit function to an independent public accounting firm that specializes in financial institutions. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the Company's Risk Management Officer and the independent auditor engaged for the purpose of preparing and issuing an audit report and performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee Charter is included as Appendix A to this proxy statement.

The members of the Audit Committee are Mrs. West and Messrs. Armfield, Atherton, Sherman and Wright, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq's listing standards. The Board of Directors also has determined that all of the members of the

Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Armfield qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee met four times in 2006. For additional information regarding the Audit Committee, see "Audit Information - Audit Committee Report" on page 32 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews the Chief Executive Officer's performance and compensation and reviews and sets guidelines for compensation of the other executive officers. In carrying out its responsibilities, the Compensation Committee annually reviews the recommendations made by the Chairman and Chief Executive Officer for the compensation of the executive officers, which includes a recommendation for himself, and thereby establishes the compensation of the Company's executive officers. The Compensation Committee may annually approve, based upon recommendations made by an independent consultant, the issuance of stock grants and other compensation related matters.

The members of the Compensation Committee are Mrs. West and Messrs. Armfield, Burden and Cornwell. The Board of Directors in its business judgment has determined that all members are independent as defined by Nasdaq's listing standards. The Compensation Committee met six times in 2006. For additional information regarding the Compensation Committee, see "Executive Compensation" on page 11 of this Proxy Statement. The Compensation Committee Charter is included as Appendix B to this proxy statement.

Executive Committee

The Executive Committee consists of Mrs. West and Messrs. Armfield, Boling, Burden and Cornwell. The Executive Committee is called, as necessary, to consider any matters that arise between regularly scheduled Board of Directors' meetings that require a quorum of the Board members, but when the Company's full Board of Directors is unable to meet. The Executive Committee met three times in 2006.

Investment Committee

The Investment Committee consists of Messrs. Boling, Burden, Meurlin and Wright. The Investment Committee meets with management to review the Company's investment strategy. The Investment Committee met six times in 2006.

Nominating Committee

The Nominating Committee consists of Mrs. West and Messrs. Armfield, Matrone and Sherman. The Board of Directors in its business judgment has determined that all members are independent as defined by Nasdaq's listing standards. The Nominating Committee nominates the individuals proposed for election as directors in accordance with the Company's Articles of Incorporation and Bylaws. The Nominating Committee does not have a charter. The Nominating Committee met one time in 2006.

In identifying potential nominees, the Nominating Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating Committee considers candidates for Board membership suggested by Board members and by management, and the Nominating Committee will also consider candidates suggested informally by a shareholder of the Company.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	The prospective nominee's standards of integrity, commitment and independence of thought and judgment;
•

The prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards;

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and
•	The prospective nominee's involvement within the communities the Company serves.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Nominating Committee in connection with an annual meeting if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2008 annual meeting, the notice must be received within the time frame set forth in "Proposals for 2008 Annual Meeting of Shareholders" on page 33 of this Proxy Statement. To be in proper form, the notice must include each nominee's written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 2.5 of the Company's Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117.

Under the current process for selecting new Board candidates, the Chairman and Chief Executive Officer, the Nominating Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates suggested informally or recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating Committee. A determination is made as to whether the Nominating Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and Chief Executive Officer and at least one member of the Nominating Committee interview prospective candidates. The Nominating Committee meets to conduct additional interviews of prospective candidates, if necessary, and to consider and recommend final candidates for approval by the full Board of Directors.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All but three of the directors attended the 2006 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia 20117. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

As compensation for his or her service to the Company, each member of the Board of Directors receives a fee of $600 for each meeting of the Board, $400 for each loan committee meeting and $350 for other board committee meetings attended.

The following table shows the compensation earned by each of the directors during 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Howard M. Armfield	12,100	--	--	--	--	--	12,100
Henry F. Atherton, III	10,000	--	--	--	--	--	10,000
Joseph L. Boling(1)	9,000	--	--	--	--	--	9,000
Childs F. Burden	18,950	--	--	--	--	--	18,950
J. Lynn Cornwell, Jr.	18,550	--	--	--	--	--	18,550
Robert C. Gilkison	8,000	--	--	-	--	--	8,000
Gary D. LeClair	1,900	--	--	--	--	--	1,900
John C. Lee, IV	600	--	--	--	--	--	600
Keith W. Meurlin	15,950	--	--	--	--	--	15,950
Louis G. Matrone	16,900	--	--	--	--	--	16,900
Thomas W. Nalls	9,800	--	--	--	--	--	9,800
Janet A. Neuharth	1,200	--	--	--	--	--	1,200
John L. Sherman	6,450	--	--	--	--	--	6,450
Millicent W. West	11,850	--	--	--	--	--	11,850
Edward T. Wright	17,100	--	--	--	--	--	17,100

(1)	Mr. Boling's director fees have also been included in the "All Other Compensation" column of the "Summary Compensation Table" below.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors, which is composed of the non-employee directors of the Company listed below, is responsible for the development, oversight and implementation of the Company's compensation program for executive officers, including the executive officers named in the Summary Compensation Table. In carrying out its responsibilities, the Compensation Committee annually reviews the recommendations made by the Chairman and Chief Executive Officer for the compensation of the executive officers, which includes a recommendation for himself, and thereby establishes the compensation of the Company's executive officers. The Compensation Committee may annually approve, based upon recommendations made by an independent consultant, the issuance of stock grants and other compensation related matters.

The primary objective of the Company's executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interest of its shareholders. As such, the compensation program is designed to provide levels of compensation that are reflective of both the individual's and the Company's performance in achieving its goals and objectives. The Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of the Company's executive officers with that of its shareholders. In 2006, the Compensation Committee established executive base salaries and approved annual cash bonuses. No long-term incentives were awarded to executive officers during 2006.

A discussion of the principles, objectives, components and determinations of the Compensation Committee with respect to executive compensation is included in the Compensation Discussion and Analysis that follows this Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company's management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2006 and this Proxy Statement.

Compensation Committee

Childs F. Burden, Chairman

Howard M. Armfield

J. Lynn Cornwell, Jr.

Millicent W. West

Date: March 27, 2007

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

General

The Compensation Committee of our Board of Directors reviews and establishes the salary and other compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

In 2006, the Compensation Committee engaged a consultant, Wachovia Employee Solutions Group, to assist it in carrying out its responsibilities with respect to executive compensation.

Information on the Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation is included under the caption "Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee."

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage us in a manner to promote our growth and profitability and advance the interest of our shareholders. Additional objectives of our executive compensation program are the following:

•	support our business strategy and business plan with clearly communicated expectations for executive officers related to our common goals;
•	align executive pay with shareholders' interests; and
•	recognize individual initiative and achievements.

Executive Compensation Philosophy

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of stock-based awards. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. As discussed with and recommended by Wachovia Employee Solutions Group, the targeted mix of cash and equity-based pay for executives will be generally weighted 65% for base salary, 20% for annual incentives and 15% for long term equity. The Compensation Committee believed this compensation mix to be both appropriate to meet the Company's executive compensation philosophy and competitive from a peer group standpoint.

We expect a fair portion of an executive officer's total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable. In contrast, we believe that the value of long-term incentive compensation should be tied directly to long-term corporate performance and an increase in shareholder value. Under our philosophy, performance above targeted standards results in higher amounts of total compensation and performance at levels less than 90% of targeted standards results in lower amounts of total compensation.

We differentiate compensation among executive officers based on the philosophy that total compensation should increase with an executive officer's position and responsibility and that a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase. Thus, executive officers with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive officer's position and responsibility increases, the use of long-term incentive compensation should increase where our executive officers have the greatest influence on our strategic performance over time.

We currently have no executive stock ownership guidelines. In addition, we do not have a policy for adjustment or recovery of payments and awards made to our executive officers in the event that our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment.

Basis for Executive Pay Levels

The Compensation Committee generally meets quarterly to review our executive compensation program and its elements. At meetings, it also reviews peer group data provided by Wachovia Employee Solutions Group.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, including benefits, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;
•

the Chairman and Chief Executive Officer's review of the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historical cash and equity compensation levels; and
•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, with assistance from its executive compensation consultants. The peer group used for comparison purposes focuses principally on public companies in the banking industry that are similar to us in size and complexity or companies with similar market capitalizations and other characteristics.

In 2005, the Compensation Committee reviewed various financial metrics for a group of commercial banks presented by an independent consultant in efforts to select a fair peer group against which to compare the Company. Additionally, the independent consultant compiled salary data from proxy statements from commercial banks and from market survey data. The Compensation Committee used both sources of information when considering 2006 levels of base salary for executive officers.

Components of Executive Compensation

The elements of the executive compensation program in 2006 included base annual salary and short-term incentive compensation under our 2006 Management Incentive Plan. During 2006, no executives were awarded long-term incentives through stock-based awards under our 2006 Equity Compensation Plan. During 2006, the Compensation Committee continued to educate itself on equity compensation and finalized guidelines for that component of executive compensation in early 2007.

We provide certain retirement benefits through supplemental executive retirement plans and our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2006 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee establishes annual salary ranges for each executive officer position, except for the Chief Executive Officer (as discussed below). In establishing these ranges, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense. As described above, the Compensation Committee also reviews peer group data, prepared by an independent consulting firm, of commercial banks that are similarly situated to us in terms of size, economic conditions and other factors. Based upon the review of the peer group data provided and his performance assessments, the Chairman and Chief Executive Officer of the Company recommends base salaries for himself and other key executives of the Company to the Compensation Committee for approval.

In making compensation determinations for 2006, the Compensation Committee evaluated the performance of the executive officers based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the executive officers' performance by the members of the Compensation Committee. The increases to the 2005 base salaries were recommended to the Compensation Committee by the Chairman and Chief Executive Officer with consideration of the executives' performance and the peer group data. No particular weight was given to any particular aspects of the performance of the executive officers. Some executives' salaries, however, were increased more than others in order to get closer to the 65% target level of base salary compensation to total compensation for the executive. Based upon the information conveyed to them, the Committee concluded that the performance of executive officers was commendable.

As Chairman and Chief Executive Officer, Mr. Boling is compensated pursuant to an employment agreement, which is described under "Annual Compensation of Executive Officers" below.

He is eligible for base salary increases and bonuses as the Compensation Committee may determine. In making this determination for 2006, the Compensation Committee evaluated the performance of the Chief Executive Officer based on our financial performance, achievements in implementing the Bank's long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Compensation Committee. As with executive officers generally, the Compensation Committee also considered a salary range evaluation of an independent consulting firm. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, but his performance in 2006 was evaluated as excellent. However, Mr. Boling was awarded a smaller salary increase than other executives to keep his base salary component closer to the targeted level of 65% of his total compensation.

The annual base salaries for our named executive officers for 2006 and the percentage change from 2005 are as follows:

Name and Position	2006 Annual Salary	Percent Change From 2005
Joseph L. Boling Chairman of the Board and Chief Executive Officer	$335,566	3.37%
Kathleen J. Chappell Senior Vice President and Chief Accounting Officer (1)	$125,000	6.54%
Alice P. Frazier Executive Vice President and Chief Financial Officer (1)	$194,250	5.00%
Arch A. Moore, III Executive Vice President and Senior Loan Officer	$189,000	5.00%
James H. Patterson President, Middleburg Investment Advisors, Inc.	$375,000	4.17%

(1)	Ms. Chappell served as Senior Vice President and Chief Financial Officer, and Ms. Frazier served as Executive Vice President and Chief Operating Officer, during 2006.

Annual Bonus Incentives

In 2006, the Compensation Committee adopted an executive compensation philosophy statement which targeted levels of executive cash bonuses at 20% of total compensation. Prior to the adoption of that philosophy, executives, along with all other employees of the Bank, were awarded an incentive based upon the annual return on average assets (ROAA) of the Company. For 2005, all employees with the exception of Middleburg Investment Advisors, Inc. employees, were awarded a 5% ROAA incentive. For 2005, Middleburg Investment Advisors, Inc. had no formal incentive award plan. Mr. Patterson, as President of Middleburg Investment Advisors, Inc. awarded merit bonuses to its employees, but he did not recommend one for himself.

Executive officers currently have the opportunity to earn an annual bonus up to a predetermined percentage of base salary based on achievement of company operating or consolidated performance goals. In addition to promoting the achievement of corporate performance goals, the bonus awards are designed to align the interests of executive management into a common objective. The Compensation Committee designs the annual bonus program through the 2006 Management Incentive Plan, which it adopted in January 2006.

The 2006 Management Incentive Plan was designed to provide incentive bonuses that would be reasonable in relation to the payment of base salaries and overall compensation to executive officers, reward executive officers for superior achievement and be competitive as compared to bonuses paid by the peer group established by the Compensation Committee. As a result, in considering the target performance goals for our business, the Compensation Committee considered the potential amounts of bonuses that would be paid at each level in relation to the base salaries and overall compensation of executive officers and the structure and amount of bonuses paid by peer group companies. This review resulted in the Compensation Committee's determination that 2006 incentive bonuses for the named executive officers should be targeted at approximately 20% of base salary and fall within a range between the 50th and 75th percentile of the peer group.

In January 2006, the Compensation Committee approved the plan performance objectives recommended by executive management and the award formula or matrix by which all awards under the 2006 Management Incentive Plan were calculated. The Compensation Committee and the Chief Executive Officer assigned to each executive officer an incentive award target that is a percentage of annual salary. The incentive award targets were set based upon the review of peer group data and the recommendation by an independent third party consultant. The incentive award targets were also considered in conjunction with all other components of executive compensation, as the Compensation Committee sought to tie a larger portion of the executives' compensation to both corporate and individual performance. The Compensation Committee will award incentive awards if the company and the executive officer achieve the targeted performance goals. Awards will be increased when performance exceeds these goals, and awards will be decreased when performance falls below these goals. All incentive awards under the 2006 Management Incentive Plan are at the discretion of the Compensation Committee.

In October 2006, the Compensation Committee set the financial performance targets for 2006 under the 2006 Management Incentive Plan as revenue growth, operating expense control, and return on average assets. Revenue growth was defined as the increase in the sum of net interest income and other income over prior year amounts. Operating expense control was defined as managing increase in other operating expense to an agreed upon amount from the prior year's level of operating expenses.

The operating targets approved by the Compensation Committee for the 2006 Management Incentive Plan were mystery shopping, product knowledge, internal satisfaction survey results and employee satisfaction survey results. The mystery shopping target related to the independent client service assessments conducted at each of our financial service centers and the telephone client service center. The product knowledge target related to the internally conducted testing of each of the Company's employees to assess their level of knowledge about the Company's products and services. The internal satisfaction survey target related to the surveys completed by various support and operational departments of the Company. The departments were asked to assess the level of service provided to each other. Finally, the employee satisfaction survey target was associated with an all-employee survey that asked employees to rate the Company on various attributes. Both the internal satisfaction survey and the employee satisfaction survey were conducted and the results tabulated by an outside independent firm.

Each of the bonus criteria in the financial performance and operating target groups were given equal weighting in their respective groups. Both the financial performance criteria and the operating criteria were given equal weighting in the calculation of each executive's cash bonus. The minimum achievement required to qualify for a bonus was 90% of the specified target performance goals. The maximum payout of a bonus was based on achievement of 125% of the specified target performance goals. These minimum and maximum achievements levels were arrived at and approved by the Committee after consultation with an independent consultant concerning peer and market data. In 2006, we achieved 101% of the financial targets and 101% of the operating targets, which resulted in a payment equivalent to 20% of each of the executives' base salary.

The Compensation Committee approved and made the payment of this cash incentive to executive officers for the achievement of certain financial and operating targets relating to our 2006 fiscal year in January 2007.

The Compensation Committee may also consider the award of individual bonus amounts to executive officers outside of the 2006 Management Incentive Plan. The Compensation Committee considers but is not bound by the recommendations of the Chief Executive Officer with respect to the payment or amounts of bonuses to executive officers. For 2006, the Compensation Committee did not award any bonuses other than the incentive awards under the 2006 Management Incentive Plan. Because components of our executive compensation strategy were still under development during 2006, the Compensation Committee decided to not add additional elements to the total compensation program for 2006 and therefore took no action on rewarding executive bonuses outside of the 2006 Management Incentive Plan.

Based on the foregoing, the bonuses awarded to the named executive officers for 2006 and the percentage change from 2005 are as follows:

Name	2006 Bonus	Percent Change From 2005
Joseph L. Boling	$67,113	64.8%
Kathleen J. Chappell	$25,000	179.9%
Alice P. Frazier	$38,850	55.6%
Arch A. Moore, III	$37,800	91.7%
James H. Patterson(1)	--	--

(1)	Middleburg Investment Advisors, Inc. and Mr. Patterson did not participate in the 2006 Management Incentive Plan.

Long-Term Equity Incentives

The Compensation Committee may provide equity incentives to executive officers through long-term awards. Long-term equity incentives historically have been made available to executive officers in the form of stock options. These awards provide executive officers with an opportunity to accumulate our common stock and associated compensation related to that ownership. The goal of the Compensation Committee in granting equity awards is to directly link an executive's compensation opportunities with shareholder value creation. Stock option grants require stock price appreciation in order for executive officers to realize any benefit, thus directly aligning executive and shareholder interests.

The Compensation Committee also employs multiyear vesting of equity incentive awards. Multiyear vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards.

In 2006, we adopted the 2006 Equity Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. The Compensation Committee, however, did not make any awards of long-term equity incentives in 2006. During 2006, the Compensation Committee took time to educate itself on and study several equity compensation alternatives and their respective tax implications as presented by an independent third party consultant.

The Compensation Committee has determined that the stock awards to executive officers will generally be in the form of stock grants. Due to the changes in accounting and tax rules related to stock options, the Compensation Committee believed that options grant were not in the best financial interest of the Company. According to the Compensation Committee's strategy for stock grants in 2007, stock grants to executives will generally be equally divided between time-vested stock (restricted stock) and performance-vested stock. The time-vested stock will generally vest over three years on each anniversary of the grant date in the following increments: 25% on the first anniversary date, 25% on the second anniversary date and 50% on the third anniversary date. The performance-vested stock will generally vest at the end of the three-year performance period. The performance criteria and standards for the performance-vested stock grant will generally be tied to one or more Company financial goals over the three-year performance period. The financial goals will generally be weighted equally. The stock grant terms will generally be as follows:

•	Dividends - yes, as vested
•	Voting rights - yes, as vested
•	Transferability - only at death
•	Special vesting provisions:
•	Life events (death and disability, as defined by the company) - vesting accelerates pending Board approval
•	Termination (other than life events) - unvested shares are forfeited
•	Change in Control - unvested shares accelerate on the date of the change in control
•	Taxability - due at vesting unless an election is made otherwise
•	Method of settlement for tax obligation - cash or the underlying vested shares

In March 2007, the Compensation Committee awarded stock grants to executives that were split equally between performance-vested stock awards and time vested stock (restricted stock) awards. The Committee felt that these forms of compensation achieved the desired balance between executive performance and retention.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards is to grant stock-based awards to executive officers once each year, usually during the first quarter.

We are aware that the release of various information, including information related to our financial results, may have an impact on the market price of our common stock, and therefore the value of the stock-based award, depending on whether the information is favorable or unfavorable. Accordingly, we believe that a consistent application of our stock awarding practices from year to year is vital. The stock awarded by the Compensation Committee is designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients of stock awards from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of stock awards based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Stock awards are granted at the closing price of our common stock on the date of grant.

Retirement, Deferred Compensation, Pension Plans and Life Insurance

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of our executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than that targeted for all other employees. Consequently, as a matter of "pension equity", the Company has adopted several non-qualified deferred compensation plans. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive's total annual compensation and determining the annual and long-term compensation components described above. These plans are described below.

Pension Plan

We have a noncontributory pension plan that conforms to the Employee Retirement Income Security Act of 1974, as amended. The amount of benefits payable under the plan is determined by an employee's period of credited service. The amount of normal retirement benefit will be determined based on a participant's credited service, earnings and the benefit formula as described in the plan's adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan's adoption agreement).

Compensation under the plan is limited to $220,000 in 2006 by the Internal Revenue Code of 1986, as amended. Additional information on the plan is set forth under "Pension Benefits" below.

The noncontributory pension plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

401(k) Savings Plan

We have a 401(k) Savings Plan available to all employees. The plan's primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by us equal to 50% of the first six percent of salary reduction contributions made by the employee. The plan also provides for discretionary profit sharing contributions to be made by us and allocated to participant accounts in proportion to the participant's compensation.

The 401(k) savings plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

Senior Executive Retirement Plans

We adopted Senior Executive Retirement Plans (SERPs) for Joseph L. Boling, Alice P. Frazier and Arch A. Moore, III effective in July 2004. Mr. Boling has a defined benefit SERP. His retirement benefit equals a percentage of final pay, offset by other sources of retirement income. Offset items include the Bank's qualified retirement plans, an existing deferred compensation plan, and social security. The replacement percentage grows (vests) over a multi-year period. Mr. Boling's current vested benefit is actually less than the vested benefit that he forfeited under his prior SERP.

Each of Ms. Frazier and Mr. Moore has a defined contribution SERP. Each year, we credit to the accounts under such SERP an amount equal the participant's compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $90,000 (as adjusted under the Internal Revenue Code). Benefits will ultimately be a function of amounts credited to the accounts.

Both the defined benefit and defined contribution SERPs are unfunded for tax purposes; the participants are general creditors of the Bank in the amount of their promised benefits. We, however, have established and funded a so-called "rabbi" trust to help offset the obligations under the SERPs. In 2005, we made a lump-sum contribution to the rabbi trust to fund benefits under the SERPs, assuming such plan had been installed in 1999. For the fiscal years ended 2006 and 2005, our expense associated with the SERPs was $272,500 and $325,300, respectively.

The Senior Executive Retirement Plans were adopted to help provide for the post-retirement financial needs of our executives.

Deferred Compensation Plans

A deferred compensation plan has been adopted for Joseph L. Boling. Benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that, if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The plan is unfunded. However, life insurance has been acquired on the life of the employee in an amount sufficient to discharge the obligation.

Mr. Boling's deferred compensation plan was adopted to help provide for his post-retirement financial needs.

Split Dollar Life Insurance Plans

Mr. Boling, Ms. Frazier and Mr. Moore participate in a Split Dollar Life Insurance Plan. If Mr. Boling dies while employed by the Company, his named beneficiary will receive a death benefit of three-times his annual compensation. If Ms. Frazier or Mr. Moore die while employed by the Company, their named beneficiary will receive a death benefit equal to the greater of three-times their annual compensation, or their respective balance under the aforementioned SERP plans. Death benefit obligations under the Plan are supported by life insurance policies insuring the participants and owned by the Company. No benefit is paid under the Plan for a death that occurs after termination of service from the Company.

The Split Dollar Life Insurance Plans were adopted to assist both the Company and the beneficiaries of the executives with any known and unknown financial obligations in the event of the executives' death during employment with the Company.

Severance Payments

We have no severance arrangements with any executive officer other than that with the Chairman and Chief Executive Officer as stated in his employment agreement. The Committee is currently considering contracts with severance provisions for both the Executive Vice President and Chief Financial Officer and the Executive Vice President and Senior Lender.

The Compensation Committee believes that the components and the rationale and the methodology of the executive compensation strategy provide each executive with a comprehensive compensation package that is competitive and ultimately rewarding for the executive, the Company and its shareholders.

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2006 by (1) our chief executive officer, (2) our chief financial officer during 2006 and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2006, collectively referred to as the "named executive officers." No stock awards or option grants were made by the Compensation Committee during 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Joseph L. Boling Chairman of the Board and Chief Executive Officer	2006	335,566	--	67,113	255,470	32,505	690,654
Kathleen J. Chappell Senior Vice President and Chief Accounting Officer (4)	2006	125,000	--	25,000	--	5,164	155,164
Alice P. Frazier Executive Vice President and Chief Financial Officer (4)	2006	194,250	--	38,850	--	19,677	252,777
Arch A. Moore, III Executive Vice President and Senior Loan Officer	2006	189,000	--	37,800	--	23,019	249,819
James H. Patterson President, Middleburg Investment Advisors, Inc.	2006	375,000	--	--	--	500	375,500

(1)	The amounts reflected are the awards under the 2006 Management Incentive Plan, as described in "Compensation Discussion and Analysis" above, and were paid in 2007.
(2)	The amount reflected for Mr. Boling includes $246,685 from his senior executive retirement plan and $8,785 from his deferred compensation plan.
(3)	Additional information regarding other compensation is provided in the "Components of All Other Compensation" table below.
(4)	Ms. Chappell served as Senior Vice President and Chief Financial Officer, and Ms. Frazier served as Executive Vice President and Chief Operating Officer, during 2006.

Components of Other Compensation

					Company
				Company	Contributions
			Club	Contributions	to Senior Executive	Director	Split Dollar
		Automobile(1)	Memberships(2)	to 401(k) Plan(3)	Retirement Plan(4)	Fees(5)	Insurance(6)	Other(7)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph L. Boling	2006	3,651	4,214	13,355	--	9,000	1,868	416	32,505

Kathleen J. Chappell	2006	--	--	5,095	--	--	--	69	5,164

Alice P. Frazier	2006	--	--	9,684	9,168	--	178	646	19,677

Arch A. Moore, III	2006	--	4,214	8,673	9,468	--	517	146	23,019

James H. Patterson	2006	--	500	--	--	--	--	--	500

______________

(1)	Amounts disclosed in this column represent estimated cost of personal use of a Company-provided automobile.
(2)	Amounts disclosed in this column represent the cost of membership fees for social clubs.
(3)

Amounts disclosed in this column represent payments by the Company to the executive officer's account in the Company's 401(k) plan. The Company made matching contributions during the year and a discretionary contribution at year end. The discretionary contribution was approved by the Board of Directors.

(4)

Amounts disclosed in this column represent credits to the executive's accounts under the SERP of an amount equal the participant's compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $90,000 (as adjusted under the Internal Revenue Code).

(5)

Amounts disclosed in this column represent director fees paid to Mr. Boling for attendance at meetings of the boards of directors of the Company, Middleburg Trust Company and Middleburg Investment Group.

(6)

Amounts disclosed in this column represent the imputed income to the executive resulting from the split dollar insurance plans. The imputed income is equal to the plan benefit (three times the executive's current year base salary) times the insurance carrier rate for the executive times the number of months covered during the year.

(7)	Amounts disclosed in this column represent the cost of other items including trade memberships and recreational services used while attending the 2006 annual retreat for the Board of Directors.

Supplemental Discussion of Compensation

We have entered into an employment agreement with Joseph L. Boling. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our "Compensation Discussion and Analysis" section. Salary and bonus earnings comprise between 49.0% and 100.0% of total 2006 compensation for the above named executive officers.

We entered into an employment contract with Mr. Boling with an initial term that was from January 1, 1998, to December 31, 2002, and it provided for Mr. Boling's service as Chairman and Chief Executive Officer of both the Company and the Bank. Mr. Boling's employment contract was for five years at an initial base annual salary of $191,408. Beginning December 31, 2000, and every year thereafter until December 31, 2007, the contract automatically extends for an additional year. Mr. Boling is eligible for base salary increases and bonuses as determined by the Compensation Committee of the Board of Directors. Mr. Boling's employment may be terminated by us with or without cause. If he resigns for "good reason" or is terminated without "cause" (as those terms are defined in the employment agreement), however, he is entitled to salary and certain benefits for the greater of the remainder of his contract or 36 months. Additional information on these amounts is provided in "Payments upon

Termination or Change in Control" below. Mr. Boling's contract also contains a covenant not to compete if his employment terminates for any reason other than a change in control of us.

We have also adopted a deferred compensation plan for Mr. Boling. Benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that, if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The deferred compensation expense for 2006, based on the present value of the retirement benefits was $30,567. The plan is unfunded. However, life insurance has been acquired on the life of the employee in an amount sufficient to discharge the obligation.

The Company has not made any equity-based awards or grants since January 2004.

The following table contains information concerning estimated future payouts under our non-equity incentive plan. The Company did not make any other plan-based awards in 2006.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold (2)	Target (3)	Maximum (4)
		($)	($)	($)
Joseph L. Boling	January 31, 2006	33,557	67,113	100,670
Kathleen J. Chappell	January 31, 2006	12,500	25,000	37,500
Alice P. Frazier	January 31, 2006	19,425	38,850	58,275
Arch A. Moore, III	January 31, 2006	18,900	37,800	56,700
James H. Patterson	January 31, 2006	--	--	--

(1)	All estimated future payouts were set under the 2006 Management Incentive Plan, as described in "Compensation Discussion and Analysis" above.
(2)	The "threshold" amount represented 10% of the individual's salary amount for the 2006 year.
(3)	The "target" amount represented 20% of the individual's salary amount for the 2006 year.
(4)	The "maximum" amount represented 30% of the individual's salary amount for the 2006 year.

Stock Options and Stock Awards

In the table below, we list information on the holdings of unexercised stock options. At December 31, 2006, all options were vested for each of the named executive officers, and there were no outstanding unvested stock awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
	(#)	(#)	($)
	Exercisable (1)	Unexercisable

Joseph L. Boling	150	--	12.38	9/30/2009
	20,000	--	12.38	12/18/2009
	20,000	--	10.63	12/19/2010
	25,000	--	22.75	4/16/2012
	10,000	--	22.00	4/17/2013
	3,000	--	39.40	1/20/2014

Kathleen J. Chappell	150	--	12.38	9/30/2009
	500	--	37.00	10/14/2013

Alice P. Frazier	8,000	--	11.75	12/15/2008
	150	--	12.38	9/30/2009
	8,000	--	12.38	12/18/2009
	4,750	--	10.63	12/19/2010
	10,000	--	22.75	4/16/2012
	8,000	--	22.00	4/17/2013
	2,000	--	39.40	1/20/2014

Arch A. Moore, III	150	--	12.38	9/30/2009
	8,000	--	12.38	12/18/2009
	5,200	--	10.63	12/19/2010
	10,000	--	22.75	4/16/2012
	8,000	--	22.00	4/17/2013
	2,000	--	39.40	1/20/2014

James H. Patterson	500	--	39.40	1/20/2014

(1)

All options were granted under our 1997 Stock Incentive Plan. The exercise price of each option equals the market price of our stock on the date of grant. The options vested over the three years following the date of grant. All options expire ten years from the grant date.

Option Exercises in Fiscal Year 2006

In the table below, we list information on the exercise of stock options during the year ended December 31, 2006 for each of the named executive officers. There were no stock awards that vested during 2006.

Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)

Joseph L. Boling	20,000	405,000
Kathleen J. Chappell	--	--
Alice P. Frazier	--	--
Arch A. Moore, III	3,000	63,757
James H. Patterson	--	--

(1)

The value realized was calculated by determining the difference between (i) the fair market value of common stock underlying the options at the date of exercise and (ii) the exercise price of the options.

Equity Compensation Plans

The following table sets forth information as of December 31, 2006, with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)

Equity Compensation Plans Approved by Shareholders:
1997 Incentive Stock Option Plan	186,880	18.52	--
2006 Equity Compensation Plan	--	--	255,000

Equity Compensation Plans Not Approved by Shareholders (2)	--	--	--

Total	186,880	18.52	255,000

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Benefits

The following table sets forth information as of December 31, 2006 with respect to the pension plans in which the named executive officers participate:

Pension Benefits

		Number of Years	Present Value of	Payments During the
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Joseph L. Boling (1)	VBA Master Defined Benefit Plan	14	356,082	--
	Senior Executive Retirement Plan	2.5	654,049	--

Kathleen J. Chappell (2)	VBA Master Defined Benefit Plan	11	23,097	--

Alice P. Frazier	VBA Master Defined Benefit Plan	15	64,898	--

Arch A. Moore, III	VBA Master Defined Benefit Plan	12	150,582	--

James H. Patterson (3)	VBA Master Defined Benefit Plan	4	122,390	--

(1)	Mr. Boling's years of credited service related to his Senior Executive Retirement Plan are less than his years of actual service because the plan was adopted in July 2004.
(2)

The VBA Master Defined Benefit Plan defines "Years of Credited Service" as plan years with 1,000 hours. Ms. Chappell's number of years of credited service is less than the years of her actual service because two of her plan years contained fewer than 1,000 hours.

(3)

Mr. Patterson's years of credited service are less than his years of actual service because he and other employees of Middleburg Investment Advisors, Inc. did not participate in the VBA Master Defined Benefit Plan until December 2002.

Supplemental Discussion of Pension Benefits

We maintain a noncontributory defined benefit pension plan for employees who are age 21 and have completed one year of eligible service. Benefits payable under the plan are based on years of credited service on or after October 1, 2000, average compensation over the highest consecutive three years, and the plan's benefit formula (1% of average compensation times years of credited service plus 0.65% of average compensation in excess of the Social Security Wage Base times years of credited service up to a maximum of 35 years). For years of service prior to October 1, 2000, benefits are based on the accrued benefit as of September 30, 2000, under the plan's prior benefit formula. For 2006, the maximum allowable annual benefit payable by the plan at age 65 (the plan's normal retirement age) was $175,000 and the maximum compensation covered by the plan was $220,000. Reduced early retirement benefits are payable on or after age 55 upon completion of 10 years of credited service. Amounts payable under the plan are not subject to reduction for Social Security benefits.

Changes in Nonqualified Deferred Compensation

The following table shows the changes in the balance of the named executive officers' nonqualified deferred compensation plans during 2006:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End ($)

Joseph L. Boling	--	--	20,114	--	212,801

Kathleen J. Chappell	--	--	--	--	--

Alice P. Frazier	--	9,169	3,367	--	68,646

Arch A. Moore, III	--	9,468	3,808	--	76,738

James H. Patterson	--	--	--	--	--

(1)	The amounts reflected for both Ms. Frazier and Mr. Moore were also were also included in the "All Other Compensation" column of the "Summary Compensation Table" above.

Supplemental Discussion of Deferred Compensation

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than targeted for all employees. Accordingly, we have adopted several non-qualified deferred compensation plans.

The Company provides a Senior Executive Retirement Plan (SERP) for Mr. Boling. The Plan provides Mr. Boling 55% of his final pay at age 65, offset by other sources of retirement income. Offset items include the Bank's qualified retirement plans, an existing deferred compensation plan, and social security. If Mr. Boling terminates employment prior to age 65, the 55% (before offsets) benefit percentage is reduced as follows: age 60 or 61, 20%; age 62, 30%; age 63, 40%; and age 64, 45%. Mr. Boling's benefit from his SERP is payable for a period of fifteen years. Mr. Boling receives no benefits under the SERP in the event of a pre-retirement death. Mr. Boling's SERP has no Change in Control provisions.

We also provides a Senior Executive Retirement Plan (SERP) for Ms. Frazier and Mr. Moore. Under their plans, we credit their accounts under such SERP for an amount equal the participant's compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $90,000 (as adjusted under the Internal Revenue Code).

In the event of termination of service, other than due to death, accumulated Company contributions plus earnings will be paid to the participant over a 10 year period. Ms. Frazier and Mr. Moore receive no benefits under the Plan in the event of a pre-retirement death. In the event of a change in control, vesting is accelerated. This provision now has no impact as both Ms. Frazier and Mr. Moore are fully vested under the Plan.

Payments Upon Termination or Change in Control

Joseph L. Boling is entitled to severance payments in connection with certain types of termination of employment under his employment agreement. Under the terms of his employment agreement, Mr. Boling is entitled to severance payments equal to his current compensation and benefits for the greater of the remaining term of his agreement or 36 months if he is terminated without "Cause" or if he resigns due to the Company's failure to comply with any substantial term of the agreement.

In the event of a change of control of the Company, if Mr. Boling is offered the same employment position at the same location as he occupied immediately prior to the change in control and he continues to participate in the compensation and benefits programs at the same or greater level as he did immediately prior to the change in control, then Mr. Boling may not terminate his agreement. However, in the event of a change in control, if Mr. Boling is not offered a position in the new organization, or is not offered a senior level position in a location that are both acceptable to him, or if Mr. Boling elects to terminate this agreement within 90 days of the change in control, then he is entitled to continuation of current compensation and benefits for a period of 36 months from the date of the change in control. At his option, Mr. Boling may elect to receive such compensation and benefits in either a lump sum or in monthly payments. Upon termination of his agreement for any reason, Mr. Boling covenants that he will not directly or indirectly engage in competition with the Company within a 25 mile radius of the Company's principal place of business for 12 months from and after the date the executive is no longer employed by the Company.

The following table summarizes the payments to be made to Mr. Boling under the circumstances described above, assuming the event of termination occurred as of December 31, 2006:

Benefit	Before Change in Control Termination Without Cause or For Good Reason ($)	After Change in Control Termination Without Cause or For Good Reason ($)

Post termination base salary	671,132	1,006,698
Health care benefits continuation	16,458	24,687
Club membership continuation	8,248	12,372
Provided auto continuation	7,302	10,953

Total	703,140	1,054,710

The Company has not entered into any other agreement or arrangement that provides for the payment of severance or similar benefits to Mr. Boling in connection with a termination of employment for any other reason.

The Company has not entered into any agreement or other arrangement that provides for the payment of severance or similar benefits in connection with a termination of employment for any reason, and whether or not it is in connection with a change in control, with any of the other named executive offices.

  Each named executive officer may also elect to receive the pension benefits and/or the deferred compensation that he or she is entitled to under the plans described earlier in this section.

Transactions with Management

Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $1,524,000 at December 31, 2006, or 2.0% of the Company's equity capital at that date.

There were no transactions during 2006 between the Company's directors or officers and the Company, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

  The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person's relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person's relationship to the transaction and any other material information. The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

  In addition, any extensions of credit to our directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O - Loans to Executive Officers, Directors and Principal Shareholders of Member Banks of the banking regulations applicable to us.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed, subject to shareholder approval, the firm of Yount, Hyde & Barbour, P.C. as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2007. Yount, Hyde & Barbour, P.C. has audited the financial statements of the Company and the Bank for over 27 years. A majority of the votes cast by holders of the Common Stock is required for the ratification of the appointment of the independent public accountants.

Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

AUDIT INFORMATION

The Audit Committee operates under a written charter that the Board of Directors has adopted. The members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq Stock Market.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2006 and 2005, and for the review of the financial statements included in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $156,500 for 2006 and $116,805 for 2005. The 2006 fees include reviews of filings related to the July 2006 common stock offering.

Audit Related Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and not reported under the heading "Audit Fees" above for the fiscal years ended December 31, 2006 and December 31, 2005 were $40,150 and $35,113, respectively. During 2006 and 2005, audit related fees included agreed upon procedures engagements for the trust company, SysTrust information technology audit and consultation regarding financial accounting and reporting standards.

Tax Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance for the fiscal years ended December 31, 2006 and December 31, 2005 were $10,000 and $9,175, respectively.  During 2006 and 2005, these services included preparation of federal and state income tax returns, preparation of trust income tax returns related to the trust preferred entities and consultation regarding tax compliance issues.

All Other Fees

There were no fees billed by Yount, Hyde & Barbour, P.C. for any other services rendered to the Company for the fiscal years ended December 31, 2006 and 2005.

Audit Committee Report

The Audit Committee is comprised of five directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for the establishment and maintenance of the Company's internal controls over financial reporting, assessing the effectiveness of those internal controls over financial reporting, maintaining the financial reporting process to ensure the accuracy and integrity of the Company's consolidated financial statements, and compliance with laws and regulations and ethical business standards. The independent registered accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and the Company's internal controls over financial reporting, expressing an opinion as to the conformity of the Company's consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion as to management's assessment of the effectiveness of the Company's internal control over financial reporting and the effectiveness of the Company's internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company. Because the Company outsources its internal audit function, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged to perform internal audit services for the Company. The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Yount, Hyde & Barbour, P.C., the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements for the year ended December 31, 2006 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies, and practices used and significant reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Yount, Hyde & Barbour, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Statement on Auditing Standards No.

99, and Securities and Exchange Commission rules discussed in Releases Nos. 33-8183 and 33-8183A. In addition, the Audit Committee has received from the independent registered accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent registered accounting firm's provision of other non-audit services to the Company is compatible with maintaining the auditor's independence.

Finally, the Audit Committee has also discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Yount, Hyde & Barbour, P.C. its opinion as to both the effectiveness of the Company's internal control over financial reporting and management's assessment thereof.

Based upon its discussions with management and Yount, Hyde & Barbour, P.C. and its review of the representations of management and the report of Yount, Hyde & Barbour, P.C. to the Audit Committee, the Audit Committee recommended that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. By recommending that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

Howard M. Armfield, Chairman

Henry F. Atherton, III

John Sherman

Millicent W. West

Edward T. Wright

March 6, 2007

Pre-Approval Policies

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Charter provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2008 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company's principal executive offices at 111 West Washington Street, Middleburg, Virginia 20117, no later than December 11, 2007, in order for the proposal to be considered for inclusion in the Company's Proxy Statement for that meeting. The Company presently anticipates holding the 2008 Annual Meeting of Shareholders on May 21, 2008.

The Company's Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2008 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2008 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2008 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2008 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of May 21, 2008 for the 2008 Annual Meeting of Shareholders, the Company must receive any notice of nomination or other business no later than March 22, 2008 and no earlier than February 21, 2008.

OTHER MATTERS

THE COMPANY'S 2006 ANNUAL REPORT TO SHAREHOLDERS (THE "ANNUAL REPORT"), WHICH INCLUDES A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 (EXCLUDING EXHIBITS), AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO ALICE P. FRAZIER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, WHOSE ADDRESS IS P.O. BOX 5, MIDDLEBURG, VIRGINIA 20118. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

Appendix A

MIDDLEBURG FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee (the "Committee") is appointed by the Board of Directors of Middleburg Financial Corporation (the "Company") to assist the Board of Directors in fulfilling its oversight responsibilities for the Company's accounting and financial reporting processes and audits of the financial statements of the Company. The purpose of the Committee is to monitor (1) the integrity of the Company's financial statements, (2) the independence and qualifications of its external auditor, (3) the Company's compliance with legal and regulatory requirements, (4) the performance of the Company's internal audit function, (5) the performance of the Company's external auditors and (6) the Company's system of internal controls. The Committee will also prepare the report required by the SEC's proxy rules to be included in the Company's annual proxy statement.

AUTHORITY

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to (1) appoint, compensate, retain and directly oversee the work of the Company's external auditor, (2) resolve any disagreements between management and the auditor regarding financial reporting, (3) pre-approve all audit services and permitted non-audit services performed by the Company's external audit firm, (4) retain independent counsel, accountants, or others to advise the Committee or assist in the conduct of an investigation, (5) seek any information it requires from employees - all of whom are directed to cooperate with the Committee's requests - or external parties, (6) meet with Company officers, external auditors, or outside counsel, as necessary, and (7) form and delegate authority to subcommittees, including the authority to pre-approve all auditing and permitted non-audit services, provided that such decisions are presented to the full Committee at its next scheduled meeting.

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any advisors employed by the Committee.

COMPOSITION

The Committee will consist of at least three members of the Board of Directors. All Committee members will be independent directors, free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a familiarity with basic financial and accounting practices. Committee members may enhance their familiarity with finance and accounting practices by participating in educational programs approved by the Board of Directors. At least one Committee member shall satisfy the definition of, and be designated as, a "financial expert" as defined by applicable legislation and regulation.

Members of the Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board. Committee vacancies that may occur in interim periods between organizational meetings will be also filled by Board of Director election. Unless a Committee Chairman is elected by the Board of Directors, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

No Committee member shall simultaneously serve on the Audit Committees of more than two other public companies.

MEETINGS

The Committee will meet at least four (4) times per year, with authority to convene additional meetings as circumstances require. All Committee members are expected to attend each meeting, in person or via tele-conference or video-conference. The Committee will invite members of Company management, external auditors, internal auditors, or others to attend meetings and provide pertinent information as necessary. The Committee will periodically meet separately with Company management, external auditors and internal auditors.

Each regular Audit Committee meeting will include an executive session.

Meeting agendas will be prepared and provided in advance to members along with appropriate briefing materials. Minutes of the meetings will be kept by a member of the Committee or a person designated by the Committee.

RESPONSIBILITIES

The Committee will carry out the following responsibilities:

External/Independent Auditors

Assume sole responsibility for the appointment, compensation, retention and evaluation of the work of any external/ independent accounting firm engaged to audit or review the Company's financial reports, audit the Company's report on internal control, and perform any allowable non-audit service. The external auditors will report directly to the Committee.

At least annually, obtain and review a report by the Company's external/ independent auditor that describes: (1) the auditor's internal quality control procedures, (2) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, and any steps taken to deal with any such issues, and (3) all relationships between the external auditor and the Company.

Obtain from the external auditors information regarding the auditors' compliance with applicable independence requirements, including auditor rotation rules, scope of service rules, and audit partner compensation rules. Based on information received in these reports, and on other information obtained by the Committee, including discussions with the external auditor, Company management, and the Company's internal auditors, the Committee will evaluate the auditor's qualifications, performance and independence. The Committee's conclusions in this regard will be reported to the full Board of Directors of the Company.

Pre-approve non-audit services to be performed by the external auditors. The Committee may delegate to one or more Committee members the responsibility to approve such services, provided that timely reports are made to the full Committee. In addition, the Committee may establish pre-approved categories of services.

Review with the external auditors any audit problems or difficulties and Company management's response. The Committee is responsible for resolving any differences between management and the external auditors regarding accounting and auditing issues.

Receive reports directly from the external/independent auditors. At least annually, these reports will include: (1) audit staffing and supervision, and scope of audit, (2) critical accounting policies and practices, alternative accounting treatments, the reasons for selecting such policies, and their impact on the fairness of the Company's financial statements, (3) significant estimates made by management in the preparation of financial reports, (4) the nature and content of communications between auditors and Company management, (5) off-balance sheet transactions, joint ventures, contingent liabilities, or derivative transactions, and their impact on the fairness of financial statements, (6) auditor proposed adjustments, both those recorded by Company management and those not recorded by Company management, (7) difficulties encountered with Company management during the audit, (8) disagreements with Company management regarding accounting and reporting issues, (9) material legal matters that may impact the financial statements, and (10) the external auditor's opinion on the overall fairness of the financial statements.

Keep a written record of all communications with the external auditors. The Committee may request that the auditors put their comments in writing. The Committee will receive a complete report from the auditors on the above noted matters prior to the completion of the annual audit. In addition, the Committee will maintain regular communications with the auditors on these topics in connection with quarterly reports, and other financial reports issued by the Company.

Establish policies concerning the Company's hiring of employees or former employees of the external auditor, as required by law and applicable listing standards.

On a regular basis, discuss with the external auditor the need to meet separately to review any matters that the Committee or auditor believes should be discussed privately.

Financial Statements/Reports

Discuss the annual audited financial statements and quarterly financial statements, and any off-balance sheet structures, with Company management and the external auditors, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations ".

Review analyses prepared by Company management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and any complex or unusual transactions.

Review significant accounting and reporting issues and understand their impact on the financial statements, including the effect of regulatory and accounting initiatives and any significant changes in the Company's selection or application of accounting principles.

Review with Company management and the external auditors the results of the independent audit, including any difficulties encountered, any restrictions on the scope of the external auditor's activities or access to requested information, and any significant disagreements with management.

Review disclosures made by the CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves

Company management or other employees who have a significant role in the Company's internal controls.

Review with Company management and the external auditor all matters required to be communicated to the Committee under generally accepted auditing standards, including matters required to be discussed by Statement on Auditing Standards No. 61 relating to conduct of the audit.

Discuss with Company management the Company's earnings press releases, including the use of "pro-forma" or "adjusted non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies.

Internal Audit

Act as the direct reporting entity for the Company's internal auditors from a functional perspective.

Review and approve the organization, staffing, and budget of the internal audit function and hire and appoint the internal audit supervisor.

Discuss with Company management and the internal audit supervisor the budget, charter, plans, scope, activities, staffing and organizational structure of the internal audit function.

Review and approve reports prepared by the internal auditors, including recommendations made by the internal auditors to Company management.

Insure that there are no unjustified restrictions or limitations placed by Company management upon the internal auditor(s)' scope of activities or access to information.

Review the effectiveness of the internal audit function and the internal audit staff qualifications, and will recommend any changes thereto.

On a regular basis, meet separately with the internal audit supervisor to discuss any matters that the Committee or internal auditor believes should be discussed privately.

Internal Controls and Risk Management

Consider the effectiveness of the Company's internal control systems, including information technology security and control.

Gain an understanding of the scope of internal and external auditors' reviews of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with Company management's responses.

Meet with Company management to review the Company's major financial risk exposures and the steps that Company management has taken to monitor and control such exposures, including any Company risk assessment and risk management programs.

Compliance

Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of Company management's follow-up and correction of any instances of non-compliance.

Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Review the findings of any examinations by regulatory agencies and any auditor observations.

Review the process for communicating the Code of Ethical Conduct to Company personnel and for monitoring compliance to the Code.

Obtain regular updates from management and Company legal counsel regarding compliance matters and legal matters that may have a significant impact on the financial statements or the Company's compliance policies.

Reporting Responsibilities

Regularly report to the Board of Directors regarding Committee activities and issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, and the performance of the internal audit function.

Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

Report annually to the Company's shareholders, describing the Committee's composition, responsibilities and how they were discharged, and any other information required by law or rule, including approval of non-audit services.

Review any other reports the Company issues that relate to Committee responsibilities.

Other Responsibilities

Perform other activities related to this Charter as requested by the Board of Directors.

Institute and oversee special investigations as needed.

Review and assess the adequacy of the Audit Committee Charter annually, requesting Board of Director approval for proposed changes, and insure appropriate disclosure as may be required by law or regulation.

Confirm annually that all responsibilities outlined in this Charter have been adhered to and completed.

Evaluate the Committee's and individual members' performance at least annually.

Appendix B

MIDDLEBURG FINANCIAL CORPORATION

COMPENSATION COMMITTEE CHARTER

Organization - The Board of Directors shall have a Compensation Committee composed of three or more outside Directors who are independent of the management of Middleburg Financial Corporation (the Company), not employed by the Company, and are free of any relationship that would interfere with their exercise of independent judgment as a Committee member.

Statement of Policy - The Compensation Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community to ensure that the Company's officers, key executives, and Board members are compensated in accordance with the Company's total compensation objectives and Executive Compensation Philosophy & Strategy. The Committee shall advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives.

The Compensation Committee shall maintain free and open means of communication between the Board of Directors, the independent consultants, the internal human resources professionals, and the chief executive officer of the Company.

Responsibilities - The Compensation Committee's policies should remain flexible to react to changing conditions and to ensure the Board of Directors and shareholders that: (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program, and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law, and regulatory requirements and are of the highest quality.

The Compensation Committee shall:

•

Assist the Company with defining an executive total compensation policy that (1) supports the Company's overall business strategy and objectives, (2) attracts and retains key executives, (3) links total compensation with business objectives and organizational performance in good and bad times, and (4) provides competitive total compensation opportunities at a reasonable cost while enhancing shareholder value creation.

•

Act on behalf of the Board of Directors in setting Executive Compensation Philosophy & Strategy, administering compensation plans approved by the Board of Directors and shareholders, and making decisions or developing recommendations for the Board of Directors with respect to the compensation of Company executives.

•

Review and recommend to the full Board of Directors for approval the annual base salary levels, annual and long-term incentive opportunity levels, employment and / or change in control agreements, group and supplemental benefits and perquisites for the Chairman & Chief Executive Officer and, with input from the Chairman & Chief Executive Officer, other key executives of the Company.

•	Evaluate annually the Chairman & Chief Executive Officer's compensation level and payouts against (1) pre-established performance goals and objectives, and (2) an appropriate peer group

B-1

and review with the Chairman & Chief Executive Officer, his recommendations regarding performance, compensation levels and payouts for his immediate direct reports.

•	Review and comment on the Company's strategic and financial plans to determine their relationship to the compensation program.

•	Review and assess performance target goals established before start of the plan year and determine when performance goals have been achieved at the end of the plan year.

•	Administer the compensation program and ensure consistency with Company's Executive Compensation Philosophy & Strategy.

•

Review and recommend for approval new incentive plans to the Board of Directors that (1) are consistent with Executive Compensation Philosophy & Strategy, and (2) monitor the appropriateness of payouts under alternative business scenarios.

•

Review the retirement plans of the Company and determine any differences between plan objectives, needs, and current benefit levels, approve any amendments, and review the results of the retirement plan investments for compliance with the Company's policies, tax law, Employee Retirement Income Security Act of 1974.

•

Review the group health care benefits provided against benefits provided by other similar financial institutions and evaluate the sharing of risk and funding for any self-administered benefits plans as well as the cost and effectiveness of plan administration.

•	Select independent compensation consultants to advise the Board Compensation Committee, when appropriate, while working with management and for the company.

•	Review the Company's management succession program.

•

If at any time it is deemed necessary, delegate responsibility for determining outside Directors' pay components (retainers, fees, long term incentive plans, benefits, and perquisites) to another Board committee should it be seen to be a potential conflict of interest.

•	Keep abreast of current developments in executive compensation outside the Company.

The Compensation Committee must distinguish its oversight responsibility from involvement in the Company's day-to-day management and the conduct of any independent compensation reviews. The Committee must not be considered an adversary of management, rather it is part of the Company's governance and oversight process.

The Committee must work with management in accordance with its Charter to demonstrate a clear relationship of pay levels to the Company's performance and returns to shareholders. The Compensation Committee will always be mindful of the fact that compensation structures not properly aligned with organizational objectives become a barrier to the Company's effectiveness in delivering sustainable returns to shareholders.

Approved by the Middleburg Financial Corporation Compensation Committee on August 10, 2006

[FORM OF PROXY]

MIDDLEBURG FINANCIAL CORPORATION

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Arch A. Moore, III and Alice P. Frazier, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Middleburg Financial Corporation, a Virginia corporation (the “Corporation”), to be held at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, on Thursday, May 17, 2007 at 10:00 a.m., local time, or at any adjournments thereof, for the following purposes:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEBURG FINANCIAL CORPORATION

May 17, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.

 To elect as directors the 11 persons listed as nominees below.

(   )   FOR ALL NOMINEES

(   )    WITHHOLD  AUTHORITY

           FOR ALL NOMINEES

(    )    FOR ALL EXCEPT
           (See instructions below)

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

________________________________________
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

 Howard M. Armfield

 Henry F. Atherton

 Joseph L. Boling

 Childs F. Burden

 J. Lynn Cornwell, Jr.

 John C. Lee, IV

 Keith W. Meurlin

 Janet A. Neuharth

 Gary R. Shook

 Millicent W. West

 Edward T. Wright

2.     To ratify the appointment of the firm of Yount, Hyde & Barbour, P.C. as independent auditors for the Corporation for the fiscal year ending December 31, 2007.

  (   )  FOR      (   )  AGAINST       (   )  ABSTAIN

3.    In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Signature of Shareholder_______________________  Date:____    Signature of Shareholder____________________    Date:_____

Note:  This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.